Filed pursuant to Rule 424(b)(3)

File No. 333-265566

FORUM REAL ESTATE INCOME FUND

Supplement dated January 6, 2023 to the Prospectus dated September 28, 2022

This supplement updates information in the Prospectus for Forum Real Estate Income Fund (the “Fund”) and should be read in conjunction with such document.

Effective January 1, 2023, the Fund will continue to waive the $25,000,000 minimum initial investment on Founders Shares until the date on which the Securities and Exchange Commission grants the Fund’s pending request for multi-class exemptive relief. Until such date, Founders Shares will be subject to a minimum initial investment of $10,000.

This Supplement and the Fund’s Prospectus and Statement of Additional Information provide relevant information for all shareholders and should be retained for future reference.